Exhibit 4.1

FORM OF AMENDMENT AGREEMENT

This Amendment Agreement (this “Agreement”), dated as of September 12, 2023 (the “Effective Date”), is made by and among Motus GI Holdings, Inc., a Delaware corporation (the “Company”) and the Certificate Holders signatory to this Agreement (the “Majority Holders”) who represent that they own, in the aggregate, the right to receive at least 50% of any Royalty Amount payable by the Company (“Majority in Interest”) pursuant to the Company’s outstanding Royalty Payment Rights Certificates (the “Royalty Payment Rights Certificates”), which were issued to the former holders of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Convertible Preferred Stock”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to them in the Royalty Payment Rights Certificates.

RECITALS

A. Each Certificate Holder purchased Series A Convertible Preferred Stock from the Company pursuant to a Subscription Agreement between the Company and the Certificate Holder (the “Subscription Agreement”), in connection with the Company’s private placement offering conducted from December 2016 to February 2017 (the “Private Placement”). On February 16, 2018, all outstanding shares of Series A Convertible Preferred Stock were converted into shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) pursuant to a mandatory conversion, and the Royalty Payment Rights Certificates were issued to the former holders of the Series A Convertible Preferred Stock pursuant to such mandatory conversion.

B. The Company and the Majority Holders, desire to amend the Royalty Payment Rights to provide for the cancellation of the rights of the Certificate Holders to receive their aggregate Royalty Amount in exchange for an aggregate of 1,323,323 shares of Common Stock (the “Exchange Securities”). This represents an approximate exchange ratio of 13,233.23 shares of Common Stock for each 1.0% of the aggregate Royalty Amount. The Company shall issue the applicable number of Exchange Securities as reflected on the Exchange Schedule attached as Exhibit A hereto in exchange for cancellation of the Royalty Payment Right Certificate(s) held by each such Certificate Holder (as well as the Placement Agent Royalty Payment Rights Certificate(s) dated December 22, 2016, which were issued to Aegis Capital Corp. (the “Placement Agent”) or its designees in connection with the Private Placement). All Exchange Securities shall be subject to transfer restrictions as described below.

C. Pursuant to the terms of the Royalty Payment Rights Certificates, any amendments, modifications or waivers to the Royalty Payment Rights may be made by the written consent of the Company and Certificate Holders representing at least a Majority in Interest. Therefore, following the execution of this Agreement and without any further action of any other Certificate Holder, each of the Royalty Payment Rights Certificates shall be cancelled in exchange for Exchange Securities effective as of the Effective Date.

D. The exchange of the Royalty Payment Rights Certificates for the Exchange Securities is being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Majority Holders agree as follows:

1.	AMENDMENT.

1.1 Amendment.

(a) The Company and the Majority Holders hereby agree that the right to any Royalty Amounts pursuant to the Royalty Payment Rights Certificates be terminated pursuant to this amendment and in exchange therefor, each Certificate Holder shall solely have the right to receive the applicable number of shares of Exchange Securities as reflected on Exhibit A attached hereto.

(b) The Company and the Majority Holders hereby agree that the amendment contemplated hereby includes the following lock-up restriction which shall be applicable to the Exchange Securities:

(i) During the period beginning on the Effective Date and ending on the date that is 180 days following the Effective Date (the “Lock-Up Period”), each Certificate Holder hereby agrees that it shall not (i) offer, sell, contract to sell (including any short sale), pledge, grant any option to purchase, transfer or otherwise dispose of (including sales pursuant to Rule 144), directly or indirectly, any of the Exchange Securities, (ii) enter into a transaction that would have the same effect as described in clause (i) above, (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences or ownership of any of the Exchange Securities, whether such transaction is to be settled by delivery of such Exchange Securities, in cash or otherwise (each of (i), (ii) and (iii) above, a “Sale Event”), or (iv) publicly disclose the intention to enter into any Sale Event, in each case of clauses (i) through (iv), except in connection with a transfer of Exchange Securities by such Certificate Holder to a Permitted Transferee (as defined below) (the restrictions provided for in this subsection, collectively, the “Lock-Up Provisions”). The Company hereby agrees that it will use reasonable best efforts to enforce the Lock-Up Provisions during the Lock-Up Period, including through the issuance of stop-transfer instructions to the Company’s transfer agent with respect to any transaction the Company can reasonably demonstrate would constitute a breach of such Lock-Up Provisions.

(ii) For purposes of this Section 1.1(b), the term “Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person. As used in this definition, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(iii) For purposes of this Section 1.1(b), the term “Permitted Transferee” shall mean, prior to the expiration of the applicable Lock-Up Period, (a) in the case of any Certificate Holder that is not an individual, any Affiliate of such Certificate Holder (including existing Affiliated investment funds or vehicles that at all times remain Affiliates) and (b) in the case of any Holder who is an individual, (i) any successor by death or (ii) any trust, partnership, limited liability company or similar entity solely for the benefit of such individual or such individual’s spouse or lineal descendants; provided, that such individual acts as trustee, general partner or managing member and retains the sole power to direct the voting and disposition of the transferred Exchange Securities.

(iv) For purposes of this Section 1.1(b), the term “Person” shall mean any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

1.2 Exchange. As of the Effective Date, and pursuant to the amendments described in Section 1.1, the following transactions shall be effective (such transactions in this Section 1.2, the “Exchange”): Without any further action on the part of any Certificate Holder, in exchange for the cancellation of each Certificate Holder’s Royalty Payment Rights Certificate(s), the Company shall deliver or cause to be delivered to each Certificate Holder the applicable number of shares of Exchange Securities as reflected on Exhibit A attached hereto for such Certificate Holder. As of the Effective Date, all of the Company’s obligations and the Certificate Holders’ rights under the Royalty Payment Rights Certificates shall be extinguished and the Royalty Payment Rights Certificates shall be cancelled and of no further force or effect. As of the Effective Date and without any further action of a Certificate Holder, the shares of Exchange Securities shall be issued by the Company to the Certificate Holders as set forth on Exhibit A and shall be subject to the Lock-Up Provisions.

2. REPRESENTATIONS AND WARRANTIES.

2.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Majority Holders as follows:

(a) Organization. The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware.

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Company and no further action is required by such Company, its board of directors or its stockholders in connection therewith. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms; except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) Issuance of Securities. The issuance of the Exchange Securities is duly authorized and, upon issuance in accordance with the terms of this Agreement, the Exchange Securities shall be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof (other than those imposed by the holders), with the holders being entitled to all rights accorded to a holder of Exchange Securities.

(d) No General Solicitation. Neither the Company, nor any of its subsidiaries or affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the Exchange.

(e) No Conflicts. The Company represents and warrants that the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate of incorporation, as amended, or bylaws, as amended, or (ii) conflict with or result in a violation of any agreement, law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority which would interfere with the ability of the Company to perform its obligations under this Agreement.

2.2 Representations and Warranties of the Majority Holders. The Majority Holders hereby, represent and warrant to the Company as follows:

(a) Due Authorization. Such Certificate Holder represents and warrants that (i) the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on its behalf and (ii) this Agreement has been duly executed and delivered by the Holder and constitutes the valid and binding obligation of the Holder, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Title to Certificates. Such Certificate Holder is the sole record owner and beneficial owner of the Royalty Payment Rights Certificate(s) representing the aggregate percentage of Royalty Amount set forth opposite its name on the signature page and Exhibit A hereto. Such Royalty Payment Rights Certificate(s) are held by such Certificate Holder free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests or encumbrances of any kind. Other than this Agreement, such Certificate Holder is not party to or bound by any contract, option or other arrangement or understanding with respect to the purchase, sale, delivery, transfer, gift, pledge, hypothecation, encumbrance, assignment or other disposition or acquisition of (including by operation of law) any Royalty Payment Rights Certificate(s) (or any rights or interest of any nature whatsoever in or with respect to any Royalty Payment Rights Certificate(s)), or as to agreeing or consenting (or abstaining therefrom) with respect to any amendment to or waiver of any terms of, or taking any action whatsoever with respect to, the Royalty Payment Rights Certificate(s).

(c) Own Account. Such Certificate Holder is not acquiring the Exchange Securities for the account or benefit of any other Person. Such Certificate Holder is acquiring the Exchange Securities as principal for its own account, in the ordinary course of its business, and not with a view to or for distributing or reselling such Exchange Securities or any part thereof in violation of the Securities Act. Such Certificate Holder has no present intention of distributing any of such Exchange Securities and has no agreement or understanding, directly or indirectly, with any Person regarding the distribution of such Exchange Securities.

(d) General Solicitation. Such Certificate Holder is not purchasing the Exchange Securities as a result of any advertisement, article, notice or other communication regarding the Exchange Securities published in any newspaper, magazine or similar media, broadcast over television or radio, disseminated over the Internet or presented at any seminar or any other form of general solicitation or general advertising (within the meaning of Regulation D).

(e) No Consideration. Such Certificate Holder has not received any consideration in any form whatsoever for entering into this Agreement, other than the Exchange Securities. Such Certificate Holder has taken no action which would give rise to any claim by any person for a brokerage commission, placement agent or finder’s fee or other similar payment related to this Agreement.

(f) Knowledge. Such Certificate Holder, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Exchange Securities, and has so evaluated the merits and risks of such investment. Such Certificate Holder is able to bear the economic risk of an investment in the Exchange Securities and, at the present time, is able to afford a complete loss of such investment.

(g) Access to Information. Such Certificate Holder acknowledges that it has had the opportunity to review this Agreement and all reports, schedules, forms, statements and other documents required to be filed by the Company with the Securities and Exchange Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended, including all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein, and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the Exchange and the merits and risks of investing in the Exchange Securities; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(h) No Governmental Review. Such Certificate Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Exchange Securities or the fairness or suitability of the investment in the Exchange Securities nor have such authorities passed upon or endorsed the merits of the offering of the Exchange Securities.

(i) No Conflicts. Such Certificate Holder represents and warrants that the execution, delivery and performance of this Agreement by such Certificate Holder and the consummation by the Certificate Holder of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Certificate Holder’s organizational or charter documents, or (ii) conflict with or result in a violation of any agreement, law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority which would interfere with the ability of the Certificate Holder to perform its obligations under this Agreement.

(j) Reliance. Such Certificate Holder acknowledges and understands that the Company has agreed to the terms of this Agreement in reliance upon such Certificate Holder’s representations, warranties and covenants made in this Agreement.

(k) Restricted Securities. Such Certificate Holder understands that the Exchange Securities have not been registered under the Securities Act or any applicable state securities law and that under such laws and applicable regulations such Exchange Securities may be resold without registration under the Securities Act only in certain limited circumstances.

(l) Legends. Such Certificate Holder understands that the certificates evidencing the Exchange Securities, if any, will bear the following restrictive legend (or that similar restrictions will appear in the records of the Company’s transfer agent if the Exchange Securities are issued in book entry form):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES, AND ANY INTEREST THEREIN, MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT AND REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN AVAILABLE EXEMPTION THEREFROM. NO TRANSFER OF THE SECURITIES REPRESENTED HEREBY MAY BE MADE IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION UNLESS THERE SHALL HAVE BEEN DELIVERED TO THE ISSUER A WRITTEN OPINION OF UNITED STATES COUNSEL OF RECOGNIZED STANDING, IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCKUP AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED DURING THE TERM OF THE LOCKUP.

(m) No Legal, Tax or Investment Advice. Such Certificate Holder understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Certificate Holder in connection with the transactions contemplated by this Agreement constitutes legal, tax or investment advice. Such Certificate Holder has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the transactions contemplated by this Agreement.

3. MISCELLANEOUS.

3.1 Amendments, Modifications and Waivers. All amendments, modifications or waivers to this Agreement shall require the written consent of the Company and Certificate Holders representing at least a Majority in Interest.

3.2 Entire Agreement. This Agreement, including Exhibit A attached hereto, contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and hereby supersedes all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties hereto agree and acknowledge have been merged into the foregoing documents.

3.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.

3.4 Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

3.5 Successors; Third-Party Beneficiary. This Agreement shall be binding upon and inure to the benefit of the Holder and the Company and the respective successors and permitted assigns of each.

3.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed by their respective authorized signatories as of the Effective Date first indicated above.

MOTUS GI HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Amendment Agreement]

IN WITNESS WHEREOF, the undersigned Certificate Holder, representing the right to receive at least 50% of any Royalty Amount payable in the aggregate by the Company pursuant to the Company’s outstanding Royalty Payment Rights Certificates, caused this Amendment Agreement to be duly executed by their respective authorized signatories as of the Effective Date first indicated above.

Name of Certificate Holder:

By:
Name:
Title:

Percentage of Royalty Amount Held:

Royalty Payment Rights Certificate Number(s) Held:

[Signature Page to Amendment Agreement]